Agreement Between

UNITED STEELWORKERS

AFL-CIO-CLC

On behalf of USW

AMALGAMATED LOCAL #4

and

ROCK OF AGES CORPORATION

Quarry Division

April 25, 2009 - April 27, 2012

AGREEMENT

Agreement entered into as of  April 25, 2009  by and between ROCK OF AGES Corp. - Quarry Division  ("The Company"), its successors and assigns, and the UNITED STEELWORKERS, AFL-CIO‑CLC, on behalf of Amalgamated Local #4  ("The Union"). In consideration of the mutual covenants herein contained, it is agreed as follows:

ARTICLE 1

Term

1.1 Term

This Agreement shall be effective April 25, 2009 and shall continue in full force and effect through April 27, 2012 and from year to year thereafter, unless either party gives notice to the other, not less than sixty (60) days prior to April 27, 2012 or prior to April 27 of any year thereafter, that it desires to alter, amend or terminate any or all of the terms hereof.

ARTICLE 2

Hours of Work - Overtime

2.1 Hours

The normal work week will be eight (8) hours per day and forty (40) hours per week, Monday through Friday.   Normal work hours are 7:00 am to 12:00 Noon and 12:30 pm to 3:30 pm.

Employees are to be in the riding box or walking into the hole at 7:00 a.m. and 12:30 p.m.  The riding box shall be on top at 12:00 Noon and 3:30 p.m.

Hours of work are subject to change by mutual agreement between the Company and a majority vote of Union Members or by mutual agreement by a majority vote of the Union Members in a particular area and the Company, after a vote is taken supervised by the Union President or designee. For purposes of this section, Bethel and Barre shall be considered separate areas. Areas within Barre will be considered when requested by the parties.

2.2 Overtime and Premium Pay

(a) Employees shall receive time and one‑half pay for all hours worked outside the regular working hours as prescribed in Section 2.1 and for time worked during the normal lunch period. Employees who work on Saturdays shall receive time and one‑half pay.  Work shall be regarded as being performed on Saturday only if an employee's shift begins on Saturday. Employees who work on a Sunday or New Year's Day shall receive double time pay for hours worked.

Employees who work on a paid holiday shall receive holiday pay plus double time pay for hours worked.

(b) Overtime will be distributed as equitably as possible and will be assigned to employees who regularly work in the area requiring the overtime, unless special circumstances prevent such assignments. If unassigned work is to be performed, "area" refers to a specific quarry, such as Rock of Ages, Smith's, etc. The Company will make every effort to give as much advance notice as possible when overtime is required, giving tentative notice by Wednesday of the week for which Saturday work is necessary, except in emergency circumstances.

2.3 Call‑In Pay

If an employee is called back for unscheduled work at the specific request of the Company, he will be guaranteed pay as follows:

(a) If called to work on a Sunday or holiday, the equivalent of a minimum of three (3) hours' straight time pay at his regular hourly rate, or

(b) If called to work on a Saturday or a scheduled non‑work week day, the equivalent of a minimum of two (2)  hours' straight time pay at his regular hourly rate.

2.4 Subcontract

The Company may subcontract work, provided the intent is not to deprive employees of their normal employment.

2.5 Absence from Work

Employees are obligated to give notice to the Company on the day they are not able to report to work.  The employee must make every reasonable effort to notify the company before the start of their regular scheduled work shift and include the reason for absence or lateness.  The phone number listed below will have voice mail capability and time recognition feature so that in the event it is not immediately answered, then a message can be left by the employee.  An absence of three (3) consecutive scheduled workdays without notifying the Company will subject the employee to discipline, up to and including discharge. The quarry phone number is 802‑476‑ 2233.

ARTICLE 3

Interdivisional Job Opportunities

3.1 Layoff

In the event of a layoff of employees covered by this contract and if the Company has need for additional manpower in any of its other divisions in Barre or Bethel who are covered by contracts with the Union, the Company will offer these positions to the laid‑off employees by seniority subject to ability and physical fitness and a sixty (60) day, probationary period. The employee selected may accept the position offered or elect to take the layoff. During the probationary period, the successful employee may revert to layoff status at his option. If the position available is covered by a different contract, the employee shall not be required to change groups unless he is not returned to his former position within twelve (12) months.

The employee shall suffer no loss of seniority for such assignment when he is returned to his former position.  Employees will be returned to their former positions by seniority if and when work becomes available.

It is contemplated that the employees choosing to work in a new division will be assigned entry level positions. If the employee is assigned to a classification higher than laborer, grouter, plant sweeper, tool grinder or quarryman, the employee shall not hold the position for more than sixty (60) days without the consent of the Union. Those accepting assignment in another division will be the lowest in seniority in that division.

If an employee does not honor a recall notice to his former position, or is employed in the new division for more than twelve (12) months, his seniority in his prior division shall be lost and his seniority date in his new division shall be his start date with that division except if otherwise agreed by the Company and Union.

The Company and the Union agree that as a new and untested provision, either the Union or the Company may cancel this provision with thirty (30) days' prior written notice of cancellation.

3.2 Maintenance Operations

The Company has two (2) maintenance groups, one at the plant division (manufacturing plant, press roll plant and saw plant) and the other at the quarries division. The Union understands that there is a need for flexibility at the Company to assure that all equipment operates efficiently and timely. The Company understands that the seniority of both maintenance groups must be separate and that maintenance employees will normally work in their division.

The Company and Union agree that the Company may assign maintenance employees in one (1) division to work temporarily in the other division. The word temporarily is understood and agreed to cover sickness, vacations, injuries, operational emergencies, and/or the scope and duration of a particular project or projects.  It is not the intent of the Company to displace or replace a maintenance person in one (1) division with a person in another.

In the event the Union believes the Company has not complied with this provision, the Union may bring the situation in question to the LMT for resolution. If the matter cannot be resolved by the LMT, the Union shall have the right to grieve it.

ARTICLE 4

Wages

4.1 Wage Increases and Minimum Wages

Effective, April 26, 2009 the wage rate shall be: $19.45

Effective, May 2, 2010 the wage rate shall be: $19.95

Effective, May 1, 2011 the wage rate shall be: $20.45

4.1(a) Job categories

Quarry- Direct                                                          Quarry -Service & Service Misc.

Derrick man*                                                              Bar Mechanic/Hoist Mechanic/Bit Grinder*

Hoist operator*                                                           Machinist*

Equip. operator*                                                         Welder*

Powderman*                                                               Mechanic*

Expeditor                                                                    Piper*

Quarryman / Drill Operator / Wiresaw Operator          Head Rigger

                                                                                   Electrician*

                                                                                   Compressor Operator/Utility Truck Driver*

                                                                                   Rigger/Carpenter*

*Post for openings

Definitions: Expeditor

An expeditor will not be allowed to hire, fire or discipline other employees. An expeditor can take the place of the foreman on a temporary basis when the foreman is absent. Normally, the expeditor will perform his regular job and assist the foreman as required to direct production and work flow.

An expeditor may not take the place of a worker or perform production work during the specific time that he is taking the place of an absent manager.  However he may demonstrate the use of any tool of the trade for instructional purposes.

Expeditor wage premium: An expeditor will receive at least $2.00/hr. over the minimum set wage for the quarry when performing this job.

4.2 Maintenance of Personal Rate

All employees receiving more than the minimum wage rate  (effective May 3, 1997) for their job will retain that difference as a personal rate for the length of this contract unless they move to a different job, quit, terminate or retire from the Company.

4.3 Learner and Bid Rate

(a) A newly hired employee shall be classified as a learner and be paid a rate of 80% of the applicable journeyman rate for the first (1st) calendar year and 90% of the applicable journeyman rate for the second (2nd) calendar year. At the end of two (2) years the employee will receive the minimum set wage for the quarry.

(b) Any employee who successfully bids from one (1) job classification to a new job classification (except Learners) will be paid thirty cents ($.30)  per hour less than the minimum wage rate for a period of one (1)  year from the date of assuming the new position and thereafter will be paid the full rate.

Any Learner subject to Section 4.3 (a) above shall be paid the lower of the rates determined in accordance with Section 4.3 (a) or the rate under this section.

4.4 Wage Adjustment

If at any time during the existence of this Agreement a wage increase should be granted, any employee receiving more than the minimum wage as provided in this Agreement shall receive the same wage adjustments but for no reason shall his wages be reduced before making said adjustments.

4.5 Period of Experience

Experience shall be based on time worked in a job position. All time worked in the position as a spare operator will be counted in determining the period of experience.

4.6 Shift Differential

Any employee on a second (2nd) or third (3rd) shift operation shall be paid a shift differential of seventy-five cents ($.75) per hour each hour worked.

4.7 Supplemental Provisions

(a) Only employees qualified under the "Safe Explosives Act of 2002" and all other explosives regulations, local, state and federal may handle explosives in any manner. When an employee is awarded the position of Powderman, the employee will receive the seventy-five cent ($.75) per hour premium during the entire time the employee holds the position. In the event the employee no longer holds the Powderman position, the premium of $.75 per hour will be discontinued.

            (b) Any employee shall be furnished a competent helper when needed.

(c) At all times when piping is being performed from the box, two (2) men shall be employed, one (1) of whom shall be from the area where the work is being performed.

(d) Employees shall be given time to reach a place of safety before battery is touched off.

(e) While employees are performing work in a quarry hole, other than pipe line thawing and general maintenance, a hoist operator and derrickman are to be on duty unless otherwise agreed upon by the Union.

(f) It is mutually agreed by both parties that types of labor performed for which no classification or minimum wage rates have been fixed can at any time be opened by either party and submitted to the negotiating committees of the Union and Company. The decisions of the conferees shall be subject to ratification by the Company and the Union.

(g) A foreman or assistant foreman may not take the place of any worker or perform any production work; he may, however, demonstrate the use of any tool of the trade for instructional purposes.

(h) The Company shall have at least the minimum, and not more than the maximum spare assignees set forth below:

Quarry- Direct           min/max          Quarry- Service & Service Misc.

Derrick man    2/6                               Piper    1/3

Hoist operator  3/6

Equip. operator   3/6                           Rigger (aloft)/Carpenter  1/4

                                                           Compressor Operator/UtilityTruck Driver 1/3

                                               Bit Grinder 1/1

                                               Carpenter 1/1

All spare positions will be filled in accordance with the provisions of Article 12. The first person bidding for the spare position shall be designated the # 1 spare, the second person bidding for the spare position in the same classification shall be designated the #2 spare, and so forth. In the event of a permanent opening in the classifications listed, the #1 spare shall be entitled to the permanent position. In the event the #1 spare refuses the permanent position, that employee drops to the bottom of the spare list. The permanent position will then be offered to each spare on the list in numerical order and each spare refusing the permanent position will likewise drop to the bottom of the spare list for that classification until the position is filled. If none of the spares take the position, the permanent position will be filled in accordance with the provisions of Article 12. If a permanent position having spares is eliminated, the man eliminated from the permanent position shall become the #1 spare. In such event, the maximum number of spares shall be increased by the number of permanent jobs eliminated. Any employee whose job is eliminated and becomes a spare shall not be required to drop any other spare position he may hold. For purposes of filling any temporary position, the Company may use any spare on the spare list for that classification.

The Company will not use employees other than spares to fill the temporary openings in the applicable classification, unless the spares for a particular classification are being utilized in that classification or are absent from work due to vacation, sickness, on‑the‑job injury or off‑the‑job injury or for any other reason.

(i) Pay day shall be weekly.  Payment for all work done in any given week shall be made not later than Friday of the following week.  All discharged employees will receive their pay by cash or check the day they are discharged.  All laid‑off employees are to receive pay by check or in cash on the regular pay day for the week of the layoff in person or by mail at the option of the employee. An employee leaving shall notify the Company and having complied with this requirement shall receive his pay in cash or check on the regular pay day for the week of separation in person or by mail at the option of the employee.

(j) Employees who through infirmity or other reasons are not able to earn the wage given in this Agreement may work for such wages as may be satisfactorily agreed upon between the employee, the Union and the Company.

4.8 Partners in Productivity Program

Each regular, full-time Employee (excluding summer employees) shall be entitled to participate in an incentive program providing for monthly and annual payments for production efficiency.  For the months of March through December (inclusive) each year, the Company will pay each Employee a monthly payment of $1.00 for each .01 cubic foot of saleable cubic feet of granite produced in the Barre and Bethel quarries per man hour worked in that month in excess of 4.3 saleable cubic feet per man hour worked.  Payment will be made not later than the second (2nd) weekly pay period after the close of the month.

In addition to the monthly payment the Company will make an annual incentive payment to each Employee for the ten (10) month period of fiscal March through December equal to $25.00 for each .01 of saleable cubic feet produced per man hour worked in the ten (10) month period in excess of 4.3 cubic feet per man hour worked.

The total annual incentive payment, including monthly and year-end payouts, shall not exceed $4,500.

The months of January and February are excluded from both the monthly and annual incentive plan due to adverse weather conditions and probable layoffs in those months.

Monthly saleable cubic feet produced per man hour worked shall be determined by dividing the total saleable cubic feet quarried from the Company's Barre and Bethel, Vermont quarries each month from the beginning of fiscal March through the last day of quarry work in fiscal December by the total hours worked by the Employees covered by this Agreement during that month.

The annual payment will be based on total saleable cubic feet quarried and total hours worked for all ten (10) months. Total saleable cubic feet quarried shall be as determined by the Company and reflected on its books of account. Hours worked shall not include vacations, holidays, call out time or other paid, but unworked hours.

The President, or his approved designee, Treasurer and Staff Representative of the Union shall have the right to inspect the quarry production, quarry payroll and quarry hours worked records of the Company to verify the calculations under this section.

The annual payment will be made on the last work day before the annual Christmas holiday with any inquired adjustment for that last day being paid within seven (7) days. Payment will be prorated to the nearest one hundredth (.01) of a cubic foot.

Employees who quit or are terminated during the year shall not be entitled to any payment under this program. Employees who retire during the year or are absent due to an on‑the‑job or off- the‑job injury shall receive a pro rata share based on months worked during the year.

Employees who retire during a month or are absent due to an on‑the‑job or off‑the‑job injury shall receive the monthly payment on a pro rata share based on days worked in the month, except a person who is injured on the job will receive the full monthly payment for the month the injury occurred. In addition, absence due to vacation, holiday or bereavement will not be considered as time away from the job for purposes of the monthly payment.

4.9 Jury Duty

An employee who is required to report for jury duty on a day when he otherwise would have worked shall receive a day's regular straight‑time pay for up to a maximum of twenty (20) days per calendar year. The Company can require verification of jury duty served.

It is understood that if an employee is released from jury duty so that he can reasonably report for work at least three (3) hours before the end of his scheduled shift, he must report for work on that day.

ARTICLE 5

Military Service

5.1 Military Service

 Employees' rights shall not be forfeited because of military service with the government.  The Company agrees to abide by national laws covering rehiring of veterans.

ARTICLE 6

Holidays

6.1 Paid Holidays

The following holidays shall be classified as paid holidays:  the day preceding Town Meeting Day, Town Meeting Day, Memorial Day,  Fourth of July,  Labor Day,  Rock of Ages Employee Appreciation Day (to be observed on the Tuesday following the Monday Labor Day), Veterans' Day, Thanksgiving Day,  Friday after Thanksgiving Day and Christmas Day.  In addition, there shall be a paid holiday for New Year's Day, subject to the following terms and conditions:   To be eligible for this holiday, an employee must satisfy all eligibility requirements of this Article.  In addition, the employee must work during the week in which the New Year's holiday falls. Payment of the Christmas holiday does not affect eligibility for the New Year's holiday.

No holiday pay will be granted until an employee has been in the employ of the Company for a period of at least thirty (30) calendar days.  If an employee quits before he has thirty (30) working days' service, no holiday pay is due.  If he is laid off or discharged through no fault of his own before he has accumulated thirty (30) working days' service, any holiday which fell within the period of his employment and discharge or layoff becomes due and payable.   After thirty (30) days' service, any holiday which falls within the first thirty (30) days after a layoff becomes due and payable to the laid‑off employee.

During the week of a paid holiday, the employee must work a minimum of a full scheduled work week excluding the holiday or holidays less one (1) scheduled workday. Exceptions to the above rule can be made only by prior arrangements with management. Sickness during the week of holiday shall not disqualify an employee if he has notified his employer.

When a holiday falls within an employee's vacation week, the employee shall receive pay for that day in addition to vacation pay.

If a man is injured on the job, he shall be eligible for holiday pay for one (1) year or as long as he is receiving Worker's Compensation provided his doctor states he will return to work.

A man absent because of an off‑the‑job accident or sickness shall be eligible for paid holidays for one (1) year during such time as he is eligible to draw accident and health benefits under the present health and welfare plan and/or Social Security disability benefits.

In the event of a State or Federal law affecting the date on which holidays are celebrated, the parties hereto will negotiate with respect to appropriate changes in this Article with the understanding that the number of holidays will remain the same as set forth above.

Employees who are laid off during either of the weeks in which Town Meeting days or Thanksgiving falls shall not be eligible for holiday pay in those weeks.  Instead, such employees must as individuals report to work on the first work day following the conclusion of any such layoff and such employees may collectively and mutually agree with the Company on days when they will take personal days off with pay if they were otherwise eligible for the holiday pay. Such personal days must be taken within thirty (30) days after the first work day following the conclusion of the layoff in question and if mutual agreement is not reached, the employees will receive pay in lieu of any holidays to which they were entitled.

ARTICLE 7

Vacation

7.1 General

The vacation period will be May 1 to May 1.  Employees will be required to use a full week of vacation during the week of July 4th if the company chooses to shut down that week.  After the first week, or including the first week if the company chooses to remain open the week of July 4th, each employee shall have free choice in selecting his vacation time, and such choice will be allowed insofar as possible. Applications for vacation shall be made to management by May 15 of each year. The company will notify employees of their intention to close the quarries for the week of July 4th prior to the May 15th vacation request deadline.  If the Company has not denied the employee's vacation request by June 1, the employee will be granted his requested vacation period, except in emergency situations.  Employees who fail to submit a vacation request prior to May 15 will lose their right to a resolution of conflicts by seniority as set forth in the following paragraph.

Whenever there is a conflict in dates among employees putting in for vacation time, the employee with the longest service with the Company shall have priority, unless the Company is able to show that the employee's presence during the requested period is indispensable.

Vacations shall be taken in periods of seven (7) consecutive days within one (1) vacation period.

One (1) weeks' earned vacation, meaning time away from the job, shall be compulsory. The above requirements may be modified by agreement between the Company and the employee and a copy of same shall be given to the Union. The requirement for compulsory vacation, meaning time away from the job, shall not apply to any employee who has not worked for eight (8) consecutive weeks as a result of layoff, injury or sickness.

Vacations will be granted to employees who have fulfilled the following requirements prior to May 1:

(a) Employee must have worked ninety (90%) percent or more of the regular hours worked by the quarries during his period of employment for the twelve (12) months preceding May 1, the start of the vacation period, to be eligible for full vacation earned.

(b) Three‑fifths (3/5th) of full vacation earned if employee has worked eighty (80%) percent of the quarry hours schedule.

(c)  No vacation earned if employee has worked less than eighty (80%) percent of the quarry hours scheduled.

Temporary layoff of sixty (60) days or over, USWA strike time, or shutdowns due to business conditions do not count as earned time but do not terminate length of accumulated service.

EXAMPLE: A man works two (2) years for one (1) employer and then is laid off for a period of nine (9) months.   At the end of the nine (9) months he returns to work for the same employer and works two (2) more years.  His earned time is four (4) years.

An employee who has been employed by the Company for at least six (6) months shall be credited with up to a maximum period of one (1) year, for time lost because of the employee's sickness as earned time and accordingly the employee will be paid vacation pay.  An employee who loses time up to one (1) year due to sickness, and receives vacation pay therefore shall on return to work where last employed be entitled to vacation pay only for such time that he actually works.

EXAMPLE: A man works two (2) years and three (3) months for the Company and then is absent from work for nine (9) months because of sickness. At the end of the nine (9) months' sickness he returns to work. The earned time is three (3) years. If, after receiving vacation pay, he then only works another two (2) months, he is entitled to 2/12ths of one (1) week's vacation; six (6) months, 6/12ths of one (1) week, and so forth. Time lost by quarry shutdown, inclement weather, or absence sanctioned by management in writing shall not be deducted from an employee's earned time.

7.2 Vacation Payments

Payments for vacation pay to employees entitled to one (1) weeks' vacation or fraction thereof will be made in advance. Vacation pay for the second (2nd) and third (3rd)  week's vacation or fraction thereof  will be made in advance of the time off or may be paid in lieu of time off  as follows:  Second (2nd)  week or fraction ‑ first regular pay day after return to work from time‑off vacations. Third (3rd)  week or fraction ‑ regular pay day preceding Christmas Day but at least one (1) week before Christmas Day.

Such vacation (time off) or vacation pay shall be paid at the straight  time hourly rates of pay (excluding a shift premium) in effect for said employees at the time of taking vacation or receiving fractional vacation pay upon separation from employment.  In figuring all earned vacation, a percentage of the regular straight‑time hours worked during the year preceding May 1 will be used to determine the vacation pay.  Overtime is not to be used in computing vacation time.

 7.3 Amount of Vacation

Vacations will be granted to employees as follows:

(a) First Week. One (1) week's vacation or fraction thereof will be granted employees with less than one (1) year of industry service on May 1 based upon the number of months he has been employed in accordance with the table below. This will establish him on a May 1 to May 1 basis for future vacation calculations.

Length of Industry Service                                             Vacation

1 mo.               1/12 of a week                                      3.3 hours

2 mos.              2/12 of a week                                      6.6 hours

3 mos.              3/12 of a week                                    10.0 hours

4 mos.              4/12 of a week                                    13.3 hours

5 mos.              5/12 of a week                                    16.5 hours

6 mos.              6/12 of a week                                    20.0 hours

7 mos.              7/12 of a week                                    23.1 hours

8 mos.              8/12 of a week                                    26.4 hours

9 mos.              9/12 of a week                                    30.0 hours

10 mos.            10/12 of a week                                  33.0 hours

11 mos.            11/12 of a week                                  36.3 hours

12 mos.            1 week                                                 40.0 hours

(b) Second Week.  Employees with one (1) or more years of industry service on May 1 shall be entitled to two (2) weeks' vacation or any fraction thereof computed in accordance with the following table.

Length of Industry Service                                             Vacation

1 mo.               1/12 of 2 weeks                                     6.5 hours

2 mos.              2/12 of 2 weeks                                   13.3 hours

3 mos.              3/12 of 2 weeks                                   20.0 hours

4 mos.              4/12 of 2 weeks                                   26.6 hours

5 mos.              5/12 of 2 weeks                                   33.3 hours

6 mos.              6/12 of 2 weeks                                   40.0 hours

7 mos.              7/12 of 2 weeks                                   46.6 hours

8 mos.              8/12 of 2 weeks                                   53.3 hours

9 mos.              9/12 of 2 weeks                                   60.0 hours

10 mos.            10/12 of 2 weeks                                 63.6 hours

11 mos.            11/12 of 2 weeks                                 73.3 hours

12 mos.            2 weeks                                               80.0 hours

(c) Third Week. Employees will be granted a third (3rd) week's vacation or fraction thereof computed on a May 1 to May 1 basis beginning the second (2nd) May of his continuous employment in the industry as follows:

2nd May     -     1 day     -      8 hours

3rd May      -     2 days   -    16 hours

4th May      -     3 days   -    24 hours

5th May      -     1 week  -    40 hours

(d) Fourth Week.  Employees will be granted a fourth (4th) week's vacation computed on a May 1 to May 1 basis beginning with the twenty‑fifth (25th) May of his continuous employment with the Company.

Effective May 1, 1996 employees will be granted a fourth (4th) week's vacation or fraction thereof computed on a May 1 to May 1 basis beginning with the twenty‑first (21st) May of his continuous employment with the Company as follows:

21st May     -     1 day     -      8 hours

22nd May    -     2 days   -     16 hours

23rd May    -      3 days   -     24 hours

24th May    -      4 days   -     32 hours

25th May    -      5 days   -     40 hours

For the purpose of this Article, an employee's industry service shall be deemed terminated in the event the employee voluntarily leaves the industry.

          For the purposes of computing vacation pay or fractions thereof, an employee hired on or before the fifteenth (l5th) day of a month shall be credited with full pro rata vacation pay otherwise attributable to that month, and an employee hired after the fifteenth (l5th) day of a month shall not be credited with any pro rata vacation for that month. An employee whose employment terminates on or after the fifteenth (15th) day of a month shall be credited with full pro rata vacation pay otherwise attributable to that month. An employee whose employment terminates before the fifteenth (15th) day of a month shall not be credited with pro rata vacation for that month.

EXAMPLE: A man comes to work on February 13, 1980. On May 1, 1980, he has completed three (3) months of employment and he is entitled to fractional vacation pay of 3/12ths of one (1) week. On May 1, 1981, the second (2nd) May of his employment he is entitled to two (2) weeks and one (1) day. On May 1, 1982, he would be entitled to two (2) weeks and two (2) days; May 1, 1983 ‑ two (2) weeks and three (3) days; and May 1, 1984 ‑ three (3) weeks. It is assumed in this example that the man worked at least ninety percent (90%) of the scheduled hours worked by the quarry during each of the applicable twelve (12) month periods. If he has worked eighty (80%) percent of the time, he will receive three‑fifths (3/5ths) of the vacation pay otherwise due.

An employee who is laid off, discharges or quits is to be allowed vacation benefits prorated according to his months of service; for example, one (1) month = 1/12th;  three (3) months' =3/12ths; ten (10) months' = 10/12ths, etc.

ARTICLE 8

Bereavement/Birth of a Child

8.1 Bereavement Pay

In the event an employee suffers the death of his brother, sister, stepmother, stepfather, stepson, stepdaughter,  spouse's father, spouse's mother, spouse's stepmother or stepfather, the employee shall be allowed up to three (3) days off with pay, at the straight time hourly rate of pay.  If interment is postponed to a later date and occurs during the employee's scheduled work day, the employee may take one (1) of the three (3) foregoing days off with pay on the day of interment.

8.2 Birth of a Child

An employee will be entitled to a day off with pay for the birth of the employee's biological child or adoption.

8.3 Five (5) Days

In the event an employee suffers the death of their spouse, child, mother, father or grandchild, the employee shall be allowed up to five (5) days off with pay, at his rate of pay.

8.4 One (1) Day

 In the event an employee suffers the death of their "significant other", the employee shall be allowed one (1) day off with pay, at his rate of pay.  If an Employee attends the funeral of his grandparent or the grandparent of his spouse or the employee's spouse's sister or brother, and it takes place on a day when he otherwise would have worked, he shall not suffer a loss of any straight time pay for that day.

ARTICLE 9

Group Insurance

9.1 Group Insurance

 The Company agrees to provide group insurance to employees and dependents as set forth herein.

9.2 Benefits

(a) The health and welfare plan administered by the Company or its administrator as selected by the Company shall provide for benefits as follows:

(i) Group Life Insurance ‑ $60,000.

Company shall continue to provide life insurance coverage for employees who are on laid‑off status for up to a maximum of three (3) months.  In the case of a seasonal layoff that exceeds three (3) months, the Company will continue to provide life insurance coverage for those employees who will return when the quarries reopen.  If an employee who is on seasonal layoff is notified that they are permanently laid off, the Company will provide life insurance coverage for three (3) months starting at the date the employee was initially put on seasonal layoff.

(ii) Sickness and Accident Insurance ‑  $355.00 per week for 52 weeks with Social Security offset for the last 26 weeks thereof;  eligibility commences on the first (1st) day of accident or hospitalized sickness and the fifth (5th) day of non hospitalized sickness.  Effective May 1, 2000, if an employee qualifies for sickness and accident insurance because of five (5) days of non hospitalized sickness and remains qualified for at least one (1) additional week, the Company will pay the employee the current rate for the unpaid five (5) day qualifying period.

(iii) Accidental Death or Dismemberment Insurance ‑ $60,000.

(iv) Paid‑up Term Life Insurance.

(1) Employees with ten (10) or more years of service retiring on a regular pension will be given a $8,000 term life insurance policy or other funding mechanism on terms satisfactory to the Union.

(2) Employees with ten (10) or more years of service retiring on an early retirement pension will be covered by a regular $8,000 term life insurance policy or other funding mechanism on terms satisfactory to the Union; or until age sixty‑five (65) when it will be eliminated and replaced by a $8,000 term life insurance policy or other funding mechanism on terms satisfactory to the Union.

(3) Any employee with ten (10) or more years of service becoming totally disabled after May 1, 1981 will continue to receive coverage for the full amount of life insurance then in effect until he becomes substantially employed, as determined by the Company and Union, at which time the insurance will be eliminated completely; or until age sixty‑five (65) when it will be eliminated and replaced by a $8,000 term insurance policy or other funding mechanism on terms satisfactory to the Union.

(4) The full amount of life insurance shall apply to employees with at least ten (10) years service, and the amount of insurance shall be prorated down by years of service for employees with less than ten (10) years of service.

(5) Health Insurance ‑  The Company shall provide four (4) health insurance plans equivalent to the Blue Cross Vermont Health Partnership (VHP),  the Blue Cross Vermont Freedom Plan  100 (VFP100), the Blue Cross Vermont Freedom Plan  500 (VFP500) and the Blue Cross J Plan, subject to the following general conditions:

1)      Company will provide J or equivalent plan (including vision), with employee contributions of 19% going to 20% as of January 1, 2010..

2)      Company will provide VHP or equivalent plan (including vision and dental) with employee contributions of 18% going to 20% as of January 1, 2010..

3)      Company will provide VFP 100 or equivalent plan (including vision) with employee contributions of 17% going to18% as of January 1, 2010..

4)      Company will provide VFP 500 or equivalent plan (including vision) with employee contribution of 3% going to 7% as of January 1, 2010..

5)      The Company has the right to rate the health plans separately.

6)      New employees may not enroll in VHP or J plans.  If they take health insurance, they must take a VFP plan.  They will be eligible to take other plans, if offered, after they are with the company for six years.

7)      Employees who are enrolled in the J or VHP plans cannot switch between these two plans, but may switch to a VFP plan when it is available.  Once an employee selects a VFP plan or opts out of the health insurance plan, the employee is not eligible for a VHP or J plan.

8)      Employees on either VFP Plan may purchase dental by paying 50% of the premium.

9)      Employees may choose to opt out of health plans and obtain a monthly stipend of $300 paid once per month through payroll.  To be eligible, an employee must demonstrate that he has insurance elsewhere.

(6) Retiree Health Insurance - The Company will pay the full premium for health insurance for one month for every five years of continuous service (up to a maximum of three months) for retirees, provided they are not eligible for health insurance through their spouse or from another employer.

            (b) The insurance benefits which are provided for by the Company shall be described in a brochure which shall be distributed to employees by the Company.  The terms and conditions under which such benefits are provided are governed by insurance agreements between the Company and its insurance carriers.

9.3 Contributions

            The Company shall maintain life insurance coverage for the duration of the seasonal layoff or for a period of three (3) months, whichever is longer (provided that any seasonal layoff that becomes a permanent layoff shall result in no more than three (3) months coverage) and shall continue its contributions for the health insurance coverage of a laid-off employee for the same period (provided the employee makes his contribution if any is required).  If the employee is laid off on or before the fifteen (15th) of a month, that month shall be considered the first of the period; and if the employee is laid off after the fifteenth (15th) of a month, the following calendar month shall be considered the first (1st) of the period.  If an active employee dies, the Company will continue health insurance coverage for qualifying survivors (if any) for a period of three (3) months at no cost to said survivor(s).  This provision shall not apply to employees on layoff, Workers Compensation, or sickness and accident insurance.  To keep policies in force, both Company and employee must pay his share while the employee is off the job because of sickness and accident, strike or lockout or any other suspension in the industry beyond the control of either management or labor.

9.4 Disability

If an employee is permanently and totally disabled, the Company shall continue its contribution for up to six (6) months, as described in previous section "Contributions," and thereafter, the Company will provide such health insurance contributions (provided the employee makes his contribution, if any is required) for five (5) years from the date when he ceased to work due to such disability. The Company shall thereafter continue its contributions, for individual coverage only, as long as the employee is permanently and totally disabled, or until he reaches age sixty-five (65), whichever occurs sooner; provided, that the Company will not make any contributions described in this section during any period when the employee or his spouse is employed and group health insurance benefits are available to them, or after he reaches age sixty-five (65). The Company and Union may amend this subsection by mutual Agreement.

9.5 Retired Employees

Effective May 2, 1981, any employee who has retired between April 30, 1975 and April 28, 1990 under the provisions of the Barre Belt Granite Employer‑Union Pension Plan shall be allowed to continue group insurance coverage in the amount of $3,000 of term coverage, subject to any applicable insurance carrier rules and regulations. The full cost of such coverage will be paid by the retired employee at the group rate applicable to the term life insurance including such insurance for retired employees being provided through the Company. The premium is to be paid by such retired employee.

9.6 Consultant

The Company is authorized to utilize the services of an impartial professional consultant as deemed necessary to advise them concerning the proper operation of the insurance program.

9.7 Insurance Objectives

The parties agree to consider and implement by agreement health insurance cost containment measures with a view to improving and increasing the quality and efficiency of health care.

9.8 Delinquency

 If the Company is delinquent more than thirty (30) days pursuant to this section;  if the Union gives written notice to the Company of its intent to withhold the services of employees; and if the Company has not cured the delinquency by the appropriate payment or by entering into an arrangement satisfactory to the Trustees by the sixtieth (60th) day after the delinquency began; then the Union shall have the right to withhold the services of employees of the Company beginning on the sixtieth (60th) day of delinquency or fifteen (15)  days after notice from the Union, whichever occurs later, if  and as long as  the Company is in violation of this section. For purposes of this paragraph, the Trustees shall be deemed to have delegated the judgment concerning whether the appropriate payment or a satisfactory arrangement has been reached to the Administrator. In addition, the employer shall be responsible for the payment of all wages (including interest at the legal rate in Vermont) that would have been earned in normal working hours during any strike called on account of delinquent contributions.

9.9 Workers Compensation

(a) If an employee has to leave work due to a Workers Compensation injury and is unable to return, he shall suffer no loss of straight time pay for that day.

(b) It is the intent of the Company to attempt to return all employees suffering an injury on the job to their regular job as set forth herein.  An employee disabled by a compensable injury under applicable Workers Compensation law will be reinstated by the Company when his or her inability to work ceases provided recovery occurs within two (2) years of the onset of the disability.

An employee who recovers within two (2) years of the onset of the disability will be reinstated to the employee's former job or one suitable under the law given the position the employee held at the time of the injury and the employee's ability to safely perform the duties of the available position.  An employee shall suffer no loss of seniority when reinstated in accordance with this Section.

(c) If an employee returns to work prior to the tenth day of disability, they shall receive pay for the second, third, and fourth day of disability.

(d) The Company agrees to comply with applicable laws governing unemployment compensation and worker's compensation for employees.

ARTICLE 10

Pension Plan Agreement

10.1 Merger of the Pension Plan

 The Barre Belt Granite Employer - Union Pension Plan (the "Plan") has merged with and into the Steelworkers Pension Trust (the "Pension Trust") pursuant to the terms of a certain merger agreement (the "Merger Agreement") between the Plan and the Pension Trust, the terms of which are incorporate herein by reference. (Hereafter, the merger of the Plan and the Pension Trust is referred to as the "Merger".)

10.2 Incorporated Documents

This Article 10 incorporates by reference the terms of a Merger Agreement between the Plan and the Pension Trust, and the provisions of the documents governing the Pension Trust.

10.3 Contribution Rate

(a) The month for which the contribution is due is referred to as the "benefit month" and the month prior to the benefit month is referred to as the "wage month". Effective April 26, 2009, the Employer shall contribute to the Pension Trust each and every benefit month a sum of money equal to $1.70 per hour for each hour worked by all Covered Employees during the wage month.  Effective May 2, 2010, the contribution shall increase to $1.75 per hour.  Effective May 1, 2011, the contribution shall increase to $1.80 per hour.

            (b) For purposes of determining the pension contribution, employees on seasonal winter layoff (as described in section 12.6 only) will be credited with one (1) hour for every two (2)  hours of the scheduled work hours during the seasonal winter layoff period.

10.4 Covered Employees

Covered Employees are all employees employed within the Union's Bargaining Unit who were actively employed by the Employer for any length of time during the wage month.  The Employer is required to make a contribution to an employee whose employment is terminated during the wage month.

10.5 Hours Worked

The term "Hours Worked" means not only hours actually worked by Covered Employees, but also hours not actually worked but for which Covered Employees were paid because of vacation, holidays, jury duty or bereavement leave.

10.6 Payment of Contributions

Contributions are due from the Employer on the fifteenth (15th) day of the benefit month, commencing with the benefit month of February 1999 and each and every month thereafter so long as this agreement is in force.

10.7 Coverage - Newly Hired Employees Not Previously Covered

Newly hired employees not previously covered by the Pension Trust are not considered Covered Employees until the first (1st) day of the first calendar month immediately after the commencement of employment.  Such calendar month is the new employee's first (1st) benefit month.  The immediately preceding calendar month is the employee's first (1st) wage month.

10.8 Coverage - Newly Hired employees Who Were Previously Covered

Newly hired employees previously covered by the Pension Trust are considered Covered Employees as of the first (1st) day of the first calendar month immediately after the commencement of employment.  This calendar month is the employee's first (1st) benefit month and the immediately preceding calendar month is the employee's first (1st) wage month.

10.9 Contribution Reports and Data

The Employer shall transmit to the Pension Trust with each contribution a contribution report on the form furnished by the Pension Trust on which the Employer shall report the names, status, hire and termination dates as applicable, as well as the total hours paid to each covered employee during the wage month.  The Employer shall provide a copy of this report to the Union.  The Employer further agrees to supply to the Pension Trust such further information as may from time to time be requested by it in connection with the benefits provided by said Pension Trust to said employees, and to permit audits of its books and records by the Pension Trust for the sole purpose of determining compliance with the terms and conditions of this agreement.

10.10 Delinquent Employers

In the event that an Employer fails to maintain affiliation in good standing with the Pension Trust, the Employer shall be in violation of this Article 10, in addition to all other applicable standards.  Immediately upon termination of the Employer's affiliation with the Pension Trust, the Union and the employees may withhold all services from the delinquent Employer until such time as the default has been cured to the satisfaction of the Pension Trust and the Union.  In addition, the Company shall be responsible for the payment of all wages (including interest at the legal rate in VT), that would have been earned in normal working hours during any strike called on account of delinquent conditions.

ARTICLE 11

401(k) Plan

11.1 401 (k) Plan

 The Company agrees to establish and administer one 401(k) program for all its union employees which will comply with all the requirements of ERISA, the Internal Revenue Code and any other applicable laws.

The Company agrees to match up to thirtyfive (35%) percent of an employee's first $l,000 contribution per year and ten (10%) percent thereafter per year up to the maximum contribution allowable by law per year.

ARTICLE 12

Seniority

12.1 Seniority

(a) In administering seniority, the five (5) quarries of the Company will be considered as one (1) unit.

(b) The job classifications hereinabove listed in Section 4.1 shall be combined in a single classification for purposes of seniority for the quarry operations of the Company.

(c) Seniority shall apply in the promotion, demotion, transfer, filling of job vacancies, layoffs, and recall of employees subject to ability and physical fitness among employees in the same seniority classification as defined above.  Ability means the knowledge and/or experience relating to the job in question at the time of posting for the position. Temporary employment of thirty (30) days or less shall not be considered towards ability in connection with bid for permanent position.

(d) Positions at the Bethel Quarry of Rock of Ages Corporation are not required to be posted and will be offered on a voluntary basis.

(e) Permanent positions shall be posted within ten (10) working days of vacancy.  Temporary positions shall be posted if the vacancy is expected for more than thirty (30) days.

(f) Promotion job openings will be posted by the Company for five (5) days.  Management will select the qualified applicant and give notice of the employee selected in writing to the Union.  An employee awarded a full-time or spare position may not bid on another job for six (6) months.  Any employee awarded a posted job which has not commenced after ten (10) working days, may bid on another posted job.  An awarded job, except a spare position that has not been filled after thirty (30) working days, must be reposted.  Newly hired employees shall be ineligible to bid for any job for a period of three (3) months from their respective dates of hire.  An employee can sign more than one (1) posted position, however, the employee can only be awarded one (1) position.

(g) It shall be understood that a man who has been asked by management to change from one job classification to another will retain his total seniority. The employee so transferred will have a thirty (30) consecutive day trial period, sickness and absence excluded, with right to return to former job with former status.  However, in cases where an employee requests and is granted a transfer, his total seniority will be retained and there will be a thirty (30) day trial period.  An employee desiring to relinquish a full time or spare position within thirty (30) days of the award date must notify the company in writing with a copy to the union.  After 30 days, a spare position can be relinquished by mutual agreement between the employee and the company or by providing the company six (6) months written notice.

(h) With regard to the filling of permanent positions where  previous posting awards for spares have been made based on company seniority, ability and physical fitness in accordance with Section 4.7(i), the permanent positions will be awarded to the spare  most senior in that position.  As necessary, further spare openings will be posted and awarded on the basis of seniority, ability and physical fitness, in accordance with the contract.  Employees can only hold one (1) spare position at a time. The Company and the Union agree that the nature of the spare position is that the job generally will not commence after ten (10) working days and will not be filled within thirty (30) days. For purposes of this Section, a spare position will be considered to have commenced and have been filled upon the award of the spare position subject only to the trial period set forth in the preceding paragraph.  Each spare shall be entitled to the said thirty (30) day trial period and shall not assume the permanent position until the satisfactory completion of said trial period.  Due to the special working conditions and safety concerns involved, the training/trial period for spare rigger/carpenter will be three hundred (300) working hours.

(i) Employees on layoff shall retain their seniority for a period of twelve (12) months. If an employee on layoff is not recalled within twelve (12) months, the employee forfeits all seniority and the Company has no obligation to recall that employee.   If employee is hired after the twelve (12) month period, he will be considered a new employee.  If an employee on layoff is asked to return to work within twelve (12) months of layoff and refuses to return, the employee shall be considered a voluntary quit.

(j) The procedure for notifying a laid‑off employee to return to work will be by certified mail and a period of one (1) week from the time of mailing will be granted to the employee for reporting. It will be the employee's responsibility to notify the Company of any change in address.

(k) An employee who quits or is discharged for cause forfeits his seniority.

(l) If an employee is temporarily laid off and later asked to return to work, with a guarantee of at least three (3) months' work and refuses to do so, then this constitutes a break in his length of service.  If he is employed at a later date, it will be necessary to begin anew to build up years of service and earned time.

12.2 Seniority Rosters

A roster giving the seniority and job classification of all employees in the bargaining unit will be made available to the Union. These rosters will be revised twice each year in April and October. The company will provide ample copies to all officers and stewards for the purposes of posting throughout the Barre and Bethel quarry operations.  One (1) copy of the roster will show individual rates of pay.  The one (1) copy showing pay rates will only be sent to the President of the Local USW #4 and will be kept confidential.

12.3 General Leave of Absence

Any employee may be granted a period of ninety (90) days'  leave of absence in any one (1) calendar year without pay and without loss of seniority with the consent of the Company and the Union. Such employee is forbidden to accept employment elsewhere for wages; except that an employee who is granted a leave of absence for reasons of health may accept employment during such leave of absence. Upon the request of the Company, the employee shall secure a doctor's certificate with respect to his condition of health. Employees granted a leave of absence for reasons of health shall accumulate seniority during such leave of absence.

Management agrees to grant, on request, a leave of absence to employees for Union activities or political purposes when request is made in writing and such time will not be deductible from an Employee's earned time. The seniority for such Employees shall accumulate for a maximum period of one (1) year during such leave of absence.

An Employee who is a member of the Union Executive Board shall be granted a leave of absence of up to three (3) years to serve as full-time President of the Union. During such leave he shall accumulate industry service and shall retain seniority with the Company as of the date the leave begins; he shall not be eligible for wages or fringe benefits.

12.4 Transferring out of the Bargaining Unit

Employees transferred out of the bargaining unit on or after May 1, 1962 shall retain their seniority status for a period of three (3) years.  If returned to the bargaining unit after three (3) years, they will return as new employees.

12.5 New Employees

Newly hired employees will be given a fifty (50) working day probationary period.  Seniority during those fifty (50) working days is earned upon completion of probation.

An employee who is qualified for the probationary period one (1)  year and who works less than the fifty (50) working days before he is laid off  is entitled to accumulate months of seniority in fulfilling fifty (50) working days if he is hired the next year.

12.6 Seasonal Winter Layoff

            (a) On or before the Monday preceding the Thanksgiving holiday, the Company will post a winter layoff notice and a blank voluntary work assignment sheet. The winter layoff notice will recite the date that normal quarry operations will be curtailed for the winter season, the date on which normal quarry operations will resume in the spring and a summary of the procedures and rules set forth in this Article.

 (b) Employees desiring winter work assignments on a voluntary basis agree to sign the voluntary winter work assignment sheet at the Central Quarry Office no later than ten (10) calendar days of the Company's postings.  Employees must sign the voluntary winter work assignment sheet at the Central Quarry Office in person in the presence of a representative of the Company who is not a member of the Union.  Employees may only sign for job assignments for which they are qualified under the provisions of this Article 12.

 (c) Failure to sign the voluntary winter work assignment sheet in the quarry office within the time limit will be conclusively deemed by both the Company and the Union that the individual has elected voluntary layoff and waives all rights of grievance with respect to the recall of employees from the voluntary winter work assignment sheet by the Company.  The Company agrees to make its decisions with respect to which employees will work during the winter layoff and to post work assignments not later than five (5) working days from the expiration date of the sign‑up.

(d) The Company will assign the work during the winter layoff by seniority subject to ability and physical fitness.  The Union agrees that any disputes regarding the work assignments will be brought to the attention of management within five (5) days from the date of posting in accordance with the grievance procedure set forth in Article 16.  If a sufficient number of qualified employees do not sign the voluntary work assignment sheet, the Company will assign the winter work to qualified employees by inverse order of seniority.  The Company will provide a list in the Central Quarry Office during the winter period where employees on voluntary layoff may sign to indicate their willingness to return to work. The Company will recall qualified employees signing this list by seniority to the extent openings permit.

(e) Because of the application of the twelve (12) month recall provision, no quarry personnel will be terminated during the winter layoff and no employee choosing voluntary layoff will suffer any loss of seniority or termination.  In the event the Company determines to make a permanent layoff during the winter layoff period, such layoff will be in accordance with Section 12.1 of this Article and shall not apply to senior employees on voluntary layoff.

(f) Employees who are on layoff under this Section shall notify the Company should they leave town for any period of time that may prevent the employee from responding to any written notice of recall, either scheduled or unscheduled, within a period of one (1) week.

12.7 Quarry Preference

The employee will have the opportunity to indicate a preference to work in the Barre Quarries, Bethel quarries, or both if the work is needed.  Assignment to the location will be according to the provisions of Article 12.6.  In the event the employee signs up to work in both quarry locations, management will determine which quarry location an employee is to be assigned, regardless of seniority.  In the event any quarry operation is changed, shutdown, work force reduced, re-started, or any other operational decision made during the seasonal winter layoff period, employees will be reassigned according to article 12.6.

ARTICLE 13

 Bonus Plan

13.1 Bonus Plan

 All quarry operation employees will receive a bonus for all paid hours which shall be based on total service with the Company as of May 31:

Years of Service                                  Bonus

 5                                            6 1/4    cents per hour

 6                                            7 1/2        "      "     "

 7                                            8 3/4        "      "      "

 8                                            10            "      "      "

 9                                            11 1/4      "      "      "

10                                            12 1/2       "      "      "

11                                            13 3/4      "      "      "

12                                            15            "      "      "

13                                            16 1/4      "      "      "

14                                            17 1/2       "      "      "

15                                            18 3/4      "      "      "

20                                            20             "      "      "

25                                            25             "      "      "

30                                            30            "        "     "

35                                            35            "      "      "

40                                            40              "      "     "

45                                            45              "      "     "

For the purpose of this Article, all paid hours shall include overtime (including premium rate), holidays, vacations and call out pay.

13.2 Bonus Plan Payments

(a) Bonuses will be paid semi‑annually, on or before the last Friday prior to July 1 and the last Friday prior to the start of the winter shutdown period.  The bonus payment prior to Christmas will be based on hours paid between June 1 and November 30, and the payment prior to July 1 will be based on hours paid between December 1 and May 31. To be eligible for payment, the employee must be on the Company payroll at the time of paying except in cases of retirement or layoff.  A discharge will cancel accumulated bonus as well as years of service with the Company.

(b) The Company shall furnish to the member, at the time of seniority bonus distributions, a separate record of hours paid, rate of pay and period covered.

ARTICLE 14

Union Security

14.1 Mandatory Membership

It shall be a condition of employment that all employees of the Company covered by this Agreement who are members of the Union in good standing on the effective date of this Agreement shall remain members in good standing and those who are not members on the effective date of this Agreement shall, on or before the 31st day following the effective date of this Agreement, become and remain members in good standing in the Union.  It shall be also a condition of employment that all employees covered by this Agreement and hired on or after its effective date shall, on or before the 31st day following the beginning of such employment, become and remain members in good standing of the Union.

14.2 Location of Stewards

Stewards who are either elected or appointed by either the members of the Union or the Union President  will remain in the areas in which they were elected or appointed so far as possible. The Company shall have the right to assign the Steward to another area for a temporary period or permanently if the area is being permanently or temporarily closed or if the Steward successfully bids to a job outside of the area.

ARTICLE 15

Check-Off

15.1 Check-Off

 The Company agrees to deduct each month from the wages payable to any employee who authorizes the Company to do so, through a signed authorization card (Union Form 530), the Union monthly dues, assessments uniformly imposed on all members and, if owed, the Union's initiation fee.  Said amount shall be as designated by the International Treasurer of the Union. The Company shall then remit by the end of each month all sums so deducted to the International Treasurer, United Steelworkers, PO Box 951667, Cleveland, OH 44193.

15.2 Union Copy

The Company shall also transmit by the end of each month to an officer designated by the Local Union a copy of the list of employees from whom deductions are made and a list of new hires during the month.

15.3 Dues Penalty

 The Company will be responsible for the collection of dues prior to payment of closeout  due to termination (quit or discharge) of employment.  Failing to collect, the Company will be liable for payment(s) to the Union if it fails to collect from the terminated member.

ARTICLE 16

Dispute Settlement

16.1 Dispute Steps

(a)  Any difference which may arise as to the meaning or application of this Agreement or any Memorandum Agreement between the parties as to compliance with the terms of such agreements shall be resolved as follows:

Step 1:  Between the foreman and employee involved and/or Union Steward and/or other Union representative. Grievances must be submitted within ten (10) workdays of the time the subject of the grievance becomes or should have become known to the aggrieved employee or Union

..

Step 2: Between the Union Steward and/or other Union representatives and the Quarry Manager.  If the matter is not settled within five (5) workdays of initiating this step,  it may be referred to Step 3.

Step 3: Between the Union President and/or Union Steward and the Vice President of Quarry Operations and/or the Quarry Manager.  If the matter is not settled at this step, then a formal written grievance will be submitted within five (5) working days.

Step 4: Between the United Steelworkers of America Staff Representative,  Local Union #4 President, the President of the Company, the Vice President of Quarry Operations and/or the Quarry Manager. If the matter is not settled within five (5) working days of initiating this step it may be referred to Step 5.

Step 5: Submit the grievance to arbitration and pursuant to existing voluntary labor arbitration rules of the American Arbitration Association within thirty (30) days following the Step 4 answer.  The Arbitrator shall have no authority to alter in any way the terms and conditions of this Agreement and shall confine his decision to a determination of the facts and an interpretation and application of this Agreement. The decision of the Arbitrator shall be final and binding on all parties. The fees and expenses associated with arbitration of the grievance shall be borne equally by the parties to the grievance or dispute.

(b) In the event a difference is not appealed to the next succeeding step of the above procedure within the time limit specified, the right of appeal shall be lost.

(c) The aggrieved employee may attend any steps of the grievance procedures. Time limits may be extended by mutual agreement.

16.2 Company Grievances

Grievance may be initiated by the Company. The grievance shall be discussed between the Company representative and the Steward, Local Union President or other Union representative. In the event such difference is not settled through such discussion, the dispute will be further processed in accordance with the provisions of Section 16.1, Steps 3, 4 and 5.

16.3 Signed Grievances

Grievance processed in accordance with the provisions of this Article must be in writing and signed by the grieving party for submission to Step 4 and succeeding Steps.  It is mutually understood that the words "Foreman" or "Quarry Manager" may be replaced by the word "Company" where appropriate. Time limits may be extended by mutual agreement.

16.4 Rules

(a) The Union agrees that during the term of this Agreement neither the Union nor its members shall encourage or engage in any strikes, stoppages, slowdowns or other interruptions of work, and the Company agrees that there shall be no lockouts.

(b) It is understood and agreed that in the event of any alleged violation of this Agreement, which violation is not authorized or ratified by the International Union, there shall be no liability for damages on the part of said International Union, Local Union or any of their officers or agents, and the sole recourse and exclusive remedies of the employer shall, in such event, be those which are specifically provided for in this Agreement.

(c) It is understood and agreed that in the event of any strike, work stoppage, interruption or impeding of work on the part of any employee during the life of the Agreement, there shall be no liability on the part of the International Union,  Local Union or any of their officers or agents, provided such strike, work stoppage, interruption or impeding of work was not authorized or ratified by the International Union,  Local Union or any of their officers or agents, and provided further that, upon the occurrence of such unauthorized strike,  work stoppage,  interruption or impeding of work, the International Union or the Local Union shall, upon request of the Company,  notify the employees involved that such action by said employees was unauthorized and direct said employees to return to work promptly,  and shall take further steps as are reasonable and appropriate under the circumstances to bring about a termination of such unauthorized strike, work stoppage,  interruption or impeding of work,  impose such disciplinary measures upon the employees involved as are not inconsistent with the provisions of this Agreement.

ARTICLE 17

Reserve for Inclement Weather - Power Failure

17.1 Reserve Hours

(a) Reserve hours do not apply to blacksmiths, shop men, grinders and summer employees.

(b) A reserve of 42 ½ hours will be set up to be paid out in the following way.

(c) When the typical work week (typical work week is understood to mean the average number of hours worked by over fifty (50%) percent of the outside quarry group during one (1) week of those entitled to reserve hours falls below thirty-five (35) hours not including overtime), four (4) hours will be added to the paid hours. When the typical work week is between thirty-five (35) and forty (40) hours, two (2) hours will be added to the paid hours.

(d) In applying reserve hours during a week in which Saturday is worked,  it is agreed that reserve hours for inclement weather will be applied to work done Monday through Friday and that hours worked on Saturday will not be included in determining total hours worked during the week.

(e) To illustrate:  If a bar runner works even though less than fifty (50%) percent of the quarry is working, he will receive reserve hours pay at the end of the week the same as the rest of the employees.

(f) Paid hours shall be understood to include premium hours for overtime, paid holidays and vacation time.

(g) The balance, if any, of the 42 ½ hours remaining at the end of the year is to be paid on the last payday before Christmas.  Employees with less that one (1) year of service at the end of the calendar year shall be entitled to prorated unused reserve hour payments, if any, based upon months of service.

(h) Inclement weather pay not paid to an individual employee due to sickness, vacation or other authorized absence shall be paid with the balance, if any, at the end of the year.

(i) An employee who starts work during the course of the calendar year shall have the same status as of the date of his employment as other employees have on that date in respect to reserve hour payments to be made during the remainder of the year.

17.2 Power Failure

In the event of a power failure in a section of the operations, employees will continue to work as long as health and safety of employees are not affected and access to the working area is available from another hoist.  In the event of power failure, crews will remain on the job for a period of fifteen (15) minutes, for which time they will be paid.   If power is not restored at the end of this fifteen (15) minute interval, operations will be closed down upon appropriate notification by the Company.

In the event no notification is given and the employees remain on the job, those employees will continue to receive wages.  Article 17.1, Reserve for Inclement Weather, shall not be applied on shutdowns due to power failure.

ARTICLE 18

Non-discrimination

18.1 Non-discrimination

There shall be no discrimination for or against any employee because of his performing the duties of a Union officer or committeeman. The Company shall comply with applicable laws prohibiting discrimination against employees on account of race, color, sex, sexual orientation, religion, national origin or age.  Any reference in this Agreement to one (1) gender shall be deemed to apply equally to the other.

ARTICLE 19

Union Representatives

19.1 Union Representatives

Union representatives can come to the office.  If management and Union representatives mutually agree, men involved in grievances shall be called to the office for interview.  It is agreed that the President of the Local USW #4 will only have access to the Rock of Ages Corp. quarry operations (Barre and Bethel) that are covered by this collective bargaining agreement, specifically for purposes of administering this agreement.

ARTICLE 20

Suspension of Operations

20.1 Suspension Notice

Adequate notice of any suspension of operations shall be posted stating when plant/quarry will close as well as when work is to be resumed.

ARTICLE 21

LABOR MANAGEMENT TEAM

21.1 LMT Formation

(a) It is mutually agreed to form a Labor Management Team (LMT) composed equally of Union representatives and management representatives in such total number as may be agreed from time to time by the Union and Company.  The LMT shall meet at least quarterly (i.e. March, June, September, and December) to discuss and resolve issues of safety,  health, betterment,  interdivisional job opportunities, productivity and other items as may be appropriate.  The Union representatives and/or Management must submit a list of specific agenda items for each meeting at least one (1) week in advance of the meeting or the meeting is cancelled.

(b) The LMT is intended to increase joint cooperation and develop an active employee involvement process. These efforts shall not interfere with any provisions of this Agreement nor circumvent the grievance procedure, nor interfere with management's rights, but it is a goal of the LMT to avoid circumstances or practices which could give rise to a claim by either party that the provisions of this Agreement were not adhered to and to create an atmosphere of cooperation so as to minimize events leading to grievances.

(c)The LMT may have various divisions or advisory groups as mutually agreed and may meet jointly with other USW.  LMTs formed in other divisions.

(d) The objectives of the LMT will also focus on increasing customer service and satisfaction, more effective methods of operation, enhancing employee morale and creating and assuring full and open communication among employees and the Company. The LMT will analyze and solve identified problems and participate and support in the implementation of agreed solutions.  The LMT will also investigate and recommend actions to the Company and Union to increase employee involvement and responsibility in the areas of production, production teams, and quality control.

(e) The Company shall forward minutes of the LMT meetings to the Union and LMT members within ten (10) days of the meeting.  The minutes shall include the names of those in attendance, and the date, time and place of the meeting.

1. A schedule of dates, times, and places for the LMT meetings will be forwarded to the union prior to the beginning of each calendar quarter. Up to a maximum of three (3) members will be paid for time while attending the LMT meeting.

2. A schedule of dates, times, and places for the stewards meetings will be forwarded to the union prior to the beginning of each calendar quarter. Up to a maximum of eight (8) members will be paid for time while attending the stewards meeting. Steward from Bethel will be afforded the opportunity to attend the meetings and released from the Bethel quarry forty-five (45) minutes prior to the scheduled starting time of the meeting and will suffer no loss in pay.

ARTICLE  22

Safety Rules

22.1 Safety Issues

(a) The Company will confer with the Union regarding safety and other rules and regulations affecting the health, safety and comfort of the employees.  There shall be a Safety Committee to include union representation designated by the Union.  Minutes of each meeting will be distributed to all Committee members and the President of U.S.W. Local 4.

(b) Any national, state or municipal law enacted for the betterment of wages or working conditions in the granite trade will not be violated.  All employees must utilize safety equipment required by any national, state or municipal law.

(c) The Union agrees to cooperate with the Company in enforcing safety rules and practices in an effort to reduce hazards and insure safe working conditions.

(d) Employees are to comply with the safety rules in this Article and are to cooperate fully with the management in the enforcement of these rules.

22.2 Safety Glasses

(a)    Safety glasses must be worn on all jobs by all quarry personnel.

 (b) The Company shall provide safety glasses for its employees, upon the request of such employees.  If an employee needs prescription safety glasses, he shall pay for his own eye examination and shall furnish the prescription to his employer.  The Company shall then provide such prescription glasses with a frame selected from the group of standard frames, at no additional cost to the employee.  Broken safety glasses shall be replaced by the Company on a reasonable basis.

22.3 Safety Shoes and Gloves

             (a) Within two weeks of the start of each contract year, the Company will pay each employee an allowance of one hundred seventy dollars ($170.00) to be used towards the cost of approved safety footwear.

(b) The Company will provide, at no cost to the employee, working gloves that the company feels are suitable for the employee performing the jobs. When an employee requests a new pair of gloves, the old pair must be turned in.

22.4 Rock Drilling

 (a) To eliminate the possible silicosis hazard in rock drilling in the Barre Granite quarry belt, the Company has installed dust control equipment which meets the reasonable standards established and published by the Vermont Occupational Safety and Health Administration and/or the National Institute of Occupational Safety and Health of the Mine, Safety and Health Administration, as applicable.

(i) "Rock drilling" shall mean drilling, cutting, chipping, channeling, broaching or crushing rock.

(ii) "Injurious silica dust concentration" shall mean dust produced from drilling silica bearing rock which is in excess of current Tolerance Level Value as established and published by VOSHA and/or NIOSH or MSHA.

(b) Insofar as practicable, all rock drilling operations shall be executed so that there will be no dissemination of injurious silica dust concentrations into the atmosphere.

(c) The whole problem of dust equipment in every department pertaining to quarry operations shall be the subject of study and research by a joint commission. This commission shall consist of the representatives of the Safety Committee.

(d) Dust control equipment shall at all times be maintained in efficient working order and use.  Inspections shall be carried out at the request of Company or Union Committee by the state unit charged with industrial hygiene or the appropriate Federal agency and reports of inspections given to both the Company and to the Union.

ARTICLE 23

Management's Rights

23.1 Management Rights

 The management of the quarries and the direction of the working forces, including the right to hire, transfer, suspend or discharge for just cause, except as expressly limited by this Agreement, and the right to lay off due to lack of work, and in general all other functions of management unless expressly limited by the Agreement are reserved to and are vested exclusively in the Company.

ARTICLE 24

Temporary Transfers

24.1 Temporary Transfers

If an employee is required to fill the place of another employee, his rate of pay shall not be changed.  For example, if an employee is required to fill the place of another receiving a lower rate, his rate of pay will not be reduced.  On completing his period of temporary assignment he shall return to his former duties. Temporary assignment means a period of thirty (30) days or less.  Senior employees will be given preference where possible.

ARTICLE 25

Smoking

25.1 Smoking Policy

The Company and Union hereby agree and jointly designate all work areas in which employees covered by this Agreement perform any work activities as permitted smoking areas and any employee covered by this Agreement shall be permitted to smoke in any area with the sole exception of areas in proximity to combustible materials which are designated by the Company as non‑smoking areas.  As a matter of common courtesy and health concerns during breaks, employees will not smoke in the quarry warming shacks.  It is also mutually agreed between Union and Management that in the event significant unresolved conflicts arise concerning this provision, further steps may be taken concerning non smoking provisions.

ARTICLE 26

Discipline/Discharge

26.1 Discipline & Discharge

 An Employee who has completed his probationary period shall not be discharged or otherwise disciplined without just cause.  A copy of written disciplinary action taken against an employee shall be sent to the Local Union office.  Failure to comply within ten (10) days will constitute the warning being null and void.

26.2 Written Warnings

            The Company and Union agree that a written warning more than eighteen (18) months old may not be used as the justification for discipline or discharge of an employee. Subject to the immediately preceding sentence, in progressive discipline cases, the Company will continue to consider in accordance with past practice that a written warning or suspension without a follow‑up discipline or suspension for the same cause for a period of six (6) months, not including time lost for workers compensation, layoff or Sickness & Accident, as restarting the progressive discipline process from the next succeeding written warning or suspension for the same cause.  All inactive disciplinary records will be purged from an employee's record after five (5) years from the date the record was written unless that disciplinary record indicates otherwise.  Nothing in this Section shall be construed to prevent the Company from discharging or otherwise disciplining an employee for just cause or to prevent the Company and the Union from keeping all disciplinary reports in an employee's personnel file and providing the same to the appropriate parties under the Dispute Settlement procedures of Article 16.

ARTICLE 27

Summer Employees

27.1 Summer Help

(a)  The Company shall not be required to provide fringe benefits, pension contributions, insurance coverage or reserve hours as set forth in Article 17 for persons employed during the summer months except for Call‑In pay as set forth in Section 2.3.

(b) Summer employee minimum wage rate is one ($1.00) dollar above the minimum rate as set by the U.S. Department of Labor.  If such minimum wage rate is increased by the Department of Labor during the life of this Agreement, summer employee pay rates will increase accordingly.  Such employees are not to be employed below the quarry rim, the intention being that they are not to perform general production work.

(c) The Company will not have the right to hire such summer quarry employees as long as there are employees of the Company on layoff who can perform available work and who are willing to do so.

ARTICLE 28

Bethel Quarry

28.1 Bethel Quarry Travel Expense

Employees that are assigned to work at the Bethel quarry (per the provisions of Article 12, para.4) will receive, as a temporary rate, fifty ($.50) cents per hr. over the quarry minimum set wage. When an employee is not assigned to the Bethel quarry he may not receive the temporary rate.

SIGNATORY PAGE

This page provided by USW

QUARRY DIVISION

CALENDAR OF HOLIDAY OBSERVANCES

DURING 2009 - 2012 CONTRACT

2009

Memorial Day                                                    May 25                       Monday

Independence Day                                             July 6                           Monday

            Alternative for shut down                       July 3                           Friday

Labor Day                                                        September 7                Monday

Employee Appreciation Day                              September 8                Tuesday

Veterans Day*                                                  November 16              Monday

Thanksgiving Day                                              November 26              Thursday

Day After Thanksgiving                                     November 27              Friday

Christmas Day                                                  December 25               Friday

2010

New Years Day                                               January 1                     Friday

Day Before Town Meeting                               March 1                       Monday

Town Meeting Day                                          March 2                       Tuesday

Memorial Day                                                  May 31                        Monday

Independence Day                                           July 5                           Monday

            Alternative for shut down                     July 12                         Monday

Labor Day                                                       September 6                Monday

Employee Appreciation Day                            September 7                Tuesday

Veterans Day*                                                November 15              Monday

Thanksgiving Day                                            November 25              Thursday

Day After Thanksgiving                                   November 26              Friday

Christmas Day                                                December 24               Friday

2011

New Years Day                                             December 31               Friday

Day Before Town Meeting                             February 28                 Monday

Town Meeting Day                                        March 1                       Tuesday

Memorial Day                                                May 30                        Monday

Independence Day                                         July 4                           Monday

            Alternative for shut down                   July 1                           Friday

Labor Day                                                    September 5                Monday

Employee Appreciation Day                          September 6                Tuesday

Veterans Day*                                              November 14              Monday

Thanksgiving Day                                          November 24              Thursday

Day After Thanksgiving                                 November 25              Friday

Christmas Day                                              December 26               Monday

2012

New Years Day                                            January 2                     Monday

Day Before Town Meeting                            March 5                       Monday

Town Meeting Day                                       March 6                       Tuesday

*Veteran's Day will be observed on the first day of rifle season.